Company Contact: Fortress International Group, Inc. Timothy C. Dec, Chief Financial Officer Phone: (410) 423-7438
Investor Contact:
Fortress International Group, Inc.
Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com
or
The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

Fortress International Group Books $44 Million in New Business for the First Half of 2010, an Increase of Nearly 300% Year-over-year

COLUMBIA, MD -- July 12, 2010 -- Fortress International Group, Inc. (OTC: FIGI), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced that it has closed approximately  $44.0 million in new contracts for the six months ended June 30, 2010, an increase of nearly 300% compared with $15.0 million in new contracts for the comparable period in 2009.

The breakdown of business for the six month period by division is as follows:

•	Technology consulting - $12.4 million (includes the previously announced Task Order Contract of $10.0 million, which covers a five-year period)
•	Construction management - $25.1 million
•	Facility management - $6.2 million

“The sharp increase in our bookings is a strong indication of the recovering data center market, our solid repeat business and the strength of our business model as a full service provider,” said Thomas P. Rosato, Fortress’ Chief Executive Officer. “In addition to new contracts, we are attracting considerable repeat business from premier customers such as Power Loft, SAIC, Home Depot, US Army Corps of Engineers, as well as our three fortune 500 IT based customers and the NIH. We also continue to add to our list of recurring service contracts for maintenance and emergency service coverage on containerized systems throughout the US where we see considerable opportunity to capture additional business.

“Overall, our new business bookings are trending favorably and tracking closely with the growing data center market. As we continue to convert our backlog to revenue, we expect to generate continued strong sales through the balance of 2010 that outpace our performance in 2009,” Mr. Rosato concluded.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.FortressInternationalGroup.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to our ability to continue as a going concern; the uncertainty whether the Company can raise substantial additional funds to continue its operations; risks associated with our effort to meet our working capital requirements and scheduled maturities of indebtedness absent restructuring; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; the uncertainty whether potential contracts and our backlog would materialize; risks relating to our ability to implement a reduction in our expenses; risks relating our ability to continue to implement our business plan; risks relating to our liquidity; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.